Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Christopher Lal (“Employee”) and Sunstone Hotel Investors, Inc. (“Company”). The term “Parties” or “Party” used herein shall refer to Employee, Company, or both, as may be appropriate.

WHEREAS, Employee’s employment with Company will terminate effective May 15, 2009 due to a reduction in force; and

WHEREAS, the Parties desire to set forth certain terms and conditions related to the termination of Employee’s employment.

NOW, THEREFORE, it is agreed as follows:

1. Termination. The parties agree that Employee’s employment with the Company will terminate on May 15, 2009 (the “Termination Date”). On or before the Termination Date, the Company paid to Employee all accrued wages and accrued vacation through the Termination Date, less applicable withholdings and authorized deductions. Employee acknowledges that such payment constitutes full payment of wages earned during employment, and the Company has satisfied all obligations to Employee arising out of or related to Employee’s employment. Employee agrees to return all Company property in Employee’s possession to the Company on or before the Termination Date, including but not limited to, if applicable, Company-provided computer, printer, wireless internet equipment, building access keys, digital camera, Wells Fargo purchasing card, original or copies of hard-copy documents and electronic documents, but not including the Blackberry cell phone, which will be transferred to Employee along with the associated cell phone number.

2. Consideration. Within ten (10) days following Employee’s execution of this Agreement, Company shall i) pay to Employee a one-time lump sum of money in the gross amount of $142,692.31; ii) vest on or prior to the Termination Date 100% of Employee’s unvested restricted stock awards in recognition of Employee’s efforts during his tenure at the Company, including the assistance with and transition of legal responsibilities completed prior to the Termination Date (collectively, such lump sum amount of money and restricted stock shall be herein referred to as the “Additional Payment”) and iii) provide one-month of out-placement services through June 15, 2009. All required payroll taxes will be deducted from the applicable components of the Additional Payment. All Company health and other benefits for the Employee will cease automatically at midnight on May 31, 2009. However, information regarding COBRA coverage will be mailed directly to the Employee’s address on record. If Employee timely elects COBRA coverage, the Company will pay 100% of Employee’s COBRA premium for coverage through the earlier of (i) March 1, 2010 and (ii) such time as Employee is eligible to receive medical coverage with a new employer. Company will not contest any claim made by Employee for Unemployment Benefits. Employee further understands and agrees that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any fact or any liability whatsoever by Company or any of the Released Parties.

3. Complete Release. Employee, on behalf of Employee and Employee’s successors and assigns, and each of them, does hereby unconditionally release and forever discharge Company and the present and all former owners and operators of Company, and all of their parents, subsidiaries, divisions and affiliated or related business entities, and each of them, and each of their respective shareholders, officers, directors, owners, partners, attorneys, employees, agents, successors and assigns, and each of them (hereinafter collectively the “Released Parties”), from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date Employee signs this Agreement, including but not limited to (1) any and all claims whatsoever pertaining in any way to Employee’s employment at the Company or the termination of Employee’s employment; (2) any and all claims whatsoever arising under any express or implied contract or under any federal, state, or local constitution, statute, law, regulation, ordinance, or order; and (3) any and all claims whatsoever for unpaid wages, fringe benefits, vacation pay, or other compensation. Company and Employee have entered into this Agreement with the intent of “buying their peace.” Employee intends that this Agreement also operate as a waiver of all presently unknown claims, injuries, and/or damages, whether developed or undeveloped, even those now unknown or unsuspected. Thus, Employee expressly and specifically waives all rights under the provisions of Section 1542 of the California Civil Code, and any and all similar or analogous provision of any other jurisdiction to the full extent that such rights and benefits may lawfully be waived. Section 1542 provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee warrants that Employee understands the significance of such waiver. Employee warrants that Employee currently is unaware of any such claim, demand, action, or cause of action against Company or any other person or entity released herein which Employee has not released pursuant to this paragraph. Notwithstanding any provision contained herein, this Complete Release does not release any rights which the Employee has under the Indemnification Agreement, a copy of which is included in the attached Exhibit A, entered into as of April     , 2007 (undated) between Sunstone Hotel Investors, Inc. and the Employee.

4. No Other Filings. Employee warrants that Employee has not filed a lawsuit or otherwise initiated adversarial proceedings against Company or any of the other Released Parties based upon or related in any way to any act, omission, or event occurring prior to Employee execution of this Agreement. Employee further agrees not to do so in the future or to assist anyone else in doing so, unless otherwise allowed by law or to enforce Employee’s rights under this Agreement. Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any act, omission, or event occurring prior to Employee execution of this Agreement or in any manner asserts against Company or any of the other Released Parties, or any of them, any of the claims released hereunder, then Employee agrees to pay to Company and the Released Parties, and each of them, in addition to any other damages caused to Company or the Released Parties thereby, all attorneys’ fees incurred in defending or otherwise responding to said suit or claim. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude Employee from seeking a determination of this Agreement’s compliance with the Older Worker Benefits Protection Act.

5. No Representations. Employee warrants that except as expressly set forth herein, no representations of any kind or character have been made to Employee by Company or any agent, representative, employee or attorney of any of the Released Parties (or anyone else purporting to act in such capacity) to induce Employee to execute this Agreement. Employee hereby acknowledges that Employee has had an adequate opportunity to have this Agreement reviewed by an attorney or other representative of Employee’s choice before signing the Agreement, and that Employee fully understands the contents and voluntarily enters into this Agreement.

6. Confidential Information. Employee acknowledges that by reason of Employee’s position with the Company, Employee has been given access to confidential, proprietary or private materials or information respecting the Company and its affairs. Employee represents that Employee has held all such information confidential and will continue to do so, and that Employee will not use such information without the prior written consent of the Company. Employee further acknowledges that Employee will remain subject to the Company’s Confidentiality and Security Policy.

Except as required by law, Employee agrees to keep confidential and not disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement, or any of the negotiations and discussions that preceded its making.

7. Non-disparagement. Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and any director, officer or manager to any third party. It shall not be a breach of this Section for the Employee to testify truthfully in any judicial or administrative proceeding.

8. Miscellaneous. This Agreement is executed by Employee and Company in the state of California and shall be interpreted under the procedural and substantive laws of California existing as of the date of execution, without regard to conflict of laws. This Agreement and the Confidentiality and Security Policy set forth the entire agreement between the parties hereto relating to the subject matters herein, and fully supersedes any and all prior agreements or understandings between the parties hereto, if any, pertaining to the subject matter hereof. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. In any action brought to enforce any provision(s) of this Agreement, in addition to any other relief granted, the prevailing party shall recover its reasonable costs of enforcement, including but without limitation, costs and reasonable attorneys’ fees incurred therein.

Executed:	May 7, 2009	By:	/s/ Christopher Lal
Christopher Lal

Executed:	May 8, 2009	By:	/s/ Arthur L. Buser, Jr.
Arthur L. Buser, Jr.
President & Chief Executive Officer

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